Exhibit 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 26, 2014, by and between Adam Gridley (the “Employee”) and Histogenics Corporation, a Delaware corporation (the “Company”).

1. Duties and Scope of Employment.

(a) Position. For the term of the Employee’s employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of President and Chief Executive Officer. While he serves as Chief Executive Officer, the Employee shall be appointed as a member of the Company’s board of directors (the “Board”). The Employee shall report to the Board.

(b) Obligations to the Company. During the Employee’s Employment, the Employee (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, the Employee may, subject to prior approval of the Board, participate in professional and charitable activities and serve on boards of directors and boards of advisors of businesses and non-profit organizations that do not compete with the Company, provided that such activities do not, individually or in the aggregate, interfere materially with the performance of the Employee’s duties to the Company.

(c) No Conflicting Obligations. The Employee represents and warrants to the Company that the Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Employee’s obligations under this Agreement. The Employee represents and warrants that the Employee will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that the Employee has returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. The Employee shall commence full-time Employment on May 12, 2014 or earlier, if possible (such date, the “Commencement Date”).

(e) Definitions. Certain capitalized terms are defined in Section 10.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay the Employee as compensation a base salary at a gross annual rate of not less than $350,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures.

(b) Incentive Bonuses. The Employee shall be eligible for an annual incentive bonus with a target amount equal to 40% of the Employee’s Base Salary. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board or the Compensation Committee of the Board. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. Any incentive bonus for a fiscal year shall in no event be paid later than 2 1⁄2 months after the close of such fiscal year. The Employee shall not be entitled to an incentive bonus if he is not employed by the Company on the date when such bonus is payable. The amount of any incentive bonus for the fiscal year in which the Employee’s Employment begins shall be prorated, based on the number of days of Employment during such fiscal year.

(c) Relocation Expenses. The Company shall reimburse the reasonable expenses, not to exceed $50,000, that the Employee incurs in moving himself, his family and his household to the Boston, Massachusetts area. To the extent that the reimbursement of such expenses results in taxable income to the Employee, the Company shall reimburse the Employee for the additional taxable income net of deductions. If the Employee voluntarily terminates his Employment prior to the first anniversary of the Commencement Date, then the Employee agrees to repay a pro-rata portion of the payments made by the Company under this Section 2(c) equal to the full amount of such payments less 1/12 of such payments for each full month of Employment completed.

(d) Stock Option.

Subject to the approval of the Board or the Compensation Committee of the Board, the Company shall grant the Employee an option to purchase 2,133,098 shares of the Company’s Common Stock (the “Option”). The Option shall be granted as soon as reasonably practicable after the date of this Agreement. The per-share exercise price of the Option shall be equal to the fair market value per share of the Company’s Common Stock on the date the Option is granted, as determined by the Board or its Compensation Committee. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s Employment. The grant of the Option shall be subject to the terms and conditions set forth in the Plan and in the Company’s standard form of Stock Option Agreement. The Employee shall vest in 25% of the Option shares after the first 12 months of continuous service and shall vest in the remaining Option shares in equal monthly installments over the next three years of continuous service. Vesting of the Option shall accelerate in full if (i) the Company is subject to a Change in Control before the Employee’s service with the Company terminates and (ii) the Employee is subject to an Involuntary Termination within 12 months after such Change in Control.

If, prior to an IPO, the Company completes the Third Tranche Financing and the Option represents less than 4.0% of the Company’s Common Stock calculated on a Fully-Diluted Basis immediately following the closing of such Third Tranche Financing, then the Company shall, as soon as practicable following such closing, grant another option (the “Top-Off Option”) to the Employee such that the Option and the Top-Off Option together represent 4.0% of the Company’s outstanding Common Stock calculated on a Fully-Diluted Basis immediately following the closing of the Third Tranche Financing. The Top-Off Option shall be subject to the terms and conditions set forth in the Plan and in the Company’s standard form of Stock Option Agreement. The vesting and other terms of the Top-Off Option shall be identical to those of the Option except that the per-share exercise price of the Top-Off Option shall be equal to the fair market value per share of the Company’s Common Stock on the date the Top-Off Option is granted, as determined by the Board of its Compensation Committee.

3. Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time; provided, however, that in no event will the Employee be entitled to fewer than three weeks’ paid vacation per year. During his Employment, the Employee shall also be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Employee’s duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursement shall (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

5. Term of Employment.

(a) Employment at Will. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company. The termination of the Employee’s Employment shall not limit or otherwise affect his obligations under Section 7 below.

(b) Rights upon Termination. Except as expressly provided in Section 6 below, upon the termination of the Employee’s Employment, the Employee shall be entitled only to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

6. Termination Benefits.

(a) Preconditions. Any other provision of this Agreement notwithstanding, the remaining Subsections of this Section 6 shall not apply unless each of the following requirements is satisfied:

(i) The Employee has executed a general release of all claims in a form reasonably prescribed by the Company. In such form, the Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination. The Employee shall execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline shall in no event be later than 50 days after the Employee’s Separation. If the Employee fails to return the release on or before the Release Deadline, or if the Employee revokes the release, then the Employee shall not be entitled to the benefits described in this Section 6.

(ii) The Employee has returned all property of the Company in the Employee’s possession.

(iii) If requested by the Board, the Employee has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

(b) Severance Pay. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Company shall pay the Employee an amount equal to the Employee’s Base Salary for a period of 12 months following the Separation (the “Continuation Period”). Such severance payments shall be paid at the Base Salary rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The severance payments shall commence within 60 days after the Employee’s Separation and, once they commence, shall include any unpaid amounts accrued from the date of the Employee’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments shall in any event begin in the second calendar year. In addition, the Company shall pay the Employee any accrued benefits, including earned but unpaid salary, earned but unpaid incentive bonuses, accrued and unused vacation time, unreimbursed businesses expenses, and any vested benefits under the Company’s benefit plans.

(c) Health Insurance. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, and if the Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Employee and, if applicable, his dependents following the Separation, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) Waiver of “Cliff” Vesting. If the Employee is subject to an Involuntary Termination during the first year of his Employment and prior to a Change in Control, then, notwithstanding anything to the contrary in this Agreement, the Option and, if applicable, the Top-Off Option will be deemed to be vested with respect to 1/48th of the shares subject to the Option and, if applicable, the Top-Off Option for each month of Employment completed by the Employee prior to such Involuntary Termination.

7. Confidential Information and Intellectual Property Assignment Agreement. The Employee shall enter into a Confidential Information and Intellectual Property Assignment Agreement in the form attached as Exhibit A, which is incorporated herein by this reference.

8. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:

(a) Base Salary. The term “Base Salary” shall mean the annual compensation specified in Section 2(a), together with any increases in such compensation that the Company may grant from time to time.

(b) Cause. The term “Cause” shall mean a good faith determination by the Board of any of the following:

(i) An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii) A material breach by the Employee of any agreement between the Employee and the Company;

(iii) A material failure by the Employee to comply with the Company’s written policies or rules after receiving written notification of such failure from the Board;

(iv) The sale, possession or use of illegal drugs by the Employee or habitual intoxication of the Employee on the premises of the Company or a customer or business partner of the Company or while conducting Company business;

(v) The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(vi) The Employee’s gross negligence or willful misconduct in the course of performing service to the Company that results in material harm to the Company;

(vii) A continuing and willful failure by the Employee to perform reasonably assigned duties after receiving written notification of such failure from the Board; or

(viii) A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.

Notwithstanding the foregoing, prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide the Employee written notice specifying the particular event or action giving rise to such determination and (B) if such event or action is capable of being cured in the Board’s reasonable determination, provide the Employee with 15 days from the date of such written notice to cure such event or action.

(c) Change in Control. The term “Change in Control” shall have the meaning ascribed to it in the Plan.

(d) Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Fully-Diluted Basis. The term “Fully-Diluted Basis” shall mean that the total number of issued and outstanding shares of the Company’s Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into Common Stock, the exercise of all then outstanding options and warrants to purchase shares of Common Stock, and shall assume the issuance or grant of all securities reserved for issuance pursuant to the Plan or any other equity compensation plan of the Company in effect on the date of the calculation.

(f) Involuntary Termination. The term “Involuntary Termination” shall mean either (a) the Employee’s Termination Without Cause or (b) the Employee’s Resignation for Good Reason.

(g) IPO. The term “IPO” shall mean the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended.

(h) Plan. The term “Plan” shall mean the Histogenics Corporation 2012 Equity Incentive Plan.

(i) “Resignation for Good Reason” means a Separation as a result of the Employee’s resignation after one of the following conditions has come into existence without the Employee’s consent:

(i) A material reduction in the Employee’s Base Salary;

(ii) A change in the Employee’s title or position with the Company that materially reduces the Employee’s level of authority or responsibility;

(iii) A relocation of the Employee’s principal workplace by more than 40 miles; or

(iv) A material breach by the Company of its obligations under this Agreement.

A Resignation for Good Reason shall not be deemed to have occurred unless the Employee gives the Company written notice of the condition within 15 days after the condition comes into existence and the Company fails to remedy the condition within 15 days after receiving the Employee’s written notice.

(j) Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

(k) “Termination Without Cause” means a Separation as a result of a termination of the Employee’s employment by the Company without Cause, provided the Employee is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

(l) “Third Tranche Financing” means the sale by the Company after the date of this Agreement of up to 10,323,980 shares of Series A-1 Preferred Stock pursuant to Section 1.2(c) of that certain Amended and Restated Series A and A-1 Preferred Stock Purchase Agreement dated as of December 18, 2013 by and among the Company and the other parties named therein.

10. Indemnification and D&O Insurance. The Employee shall enter into the Company’s standard Indemnification Agreement for its directors and officers. During the term of the Employee’s Employment, the Employee will be named as an insured on the directors’ and officers’ liability insurance policy currently maintained, or as may be maintained by the Company from time to time, at the same level of coverage applicable to active directors and officers.

11. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer or director of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement supersedes all other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidential Information and Intellectual Property Assignment Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, shall commence on the first business day following (A) expiration of the 6-month period measured from the Employee’s Separation or (B) the date of the Employee’s death and (ii) the installments that otherwise would have been paid prior to such date shall be paid in a lump sum when such salary continuation payments commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities.

(e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Adam Gridley
Adam Gridley

HISTOGENICS CORPORATION

By:	/s/ Garheng Kong, M.D., Ph.D.

Title:	Chairman

Exhibit A

Confidential Information and Intellectual Property Assignment Agreement

(attached)

CONFIDENTIAL INFORMATION AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Confidential Information and Intellectual Property Assignment Agreement (hereafter referred to as “Agreement”) dated as of April 26, 2014 by and between HISTOGENICS CORPORATION (hereinafter referred to as the “Company”), a Delaware Corporation having a place of business at 830 Winter Street, Waltham, MA 02451, and Adam Gridley (hereinafter referred to as the “Employee”), a United States citizen/legal resident having a residence at 1095 Lawrence Avenue, Lake Forest, IL 60045.

The Company has requested that the Employee execute this Agreement, and the Employee has agreed to execute this Agreement as part of the terms of Employee being hired, or continued employment of Employee, by the Company;

The Company possesses certain Confidential Information, as defined below in Section 1.5 of this Agreement, that is confidential and proprietary to the Company;

The Employee may receive or come into possession of Confidential Information from time to time to carry out the Employee’s duties under the direction of the Company;

In furtherance of the foregoing, and in consideration of employment of Employee by the Company, the Company and the Employee agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Company” means HISTOGENICS CORPORATION, its present or future subsidiaries and any entity owned or controlled by or under common control, including any businesses that may be acquired or established after the execution of this Agreement and employment with the Company, and any successor-in-interest thereto or assignee thereof.

1.2 “Business of the Company” includes any services or products (including both generic and specific products) used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company at any time during the Employee’s employment or used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company using Confidential Information, Intellectual Property or Work Product after termination of the Employee’s employment either by the Employee or the Company.

1.3 “Person” and “Persons” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, organizations and other entities.

1.4 “Field of Research” means the development of procedures and products related to ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body such as the human body, including, by way of example and without limitation, methods of cartilage, ligament and tendon culture, autologous cultured cell technology, the biology of chondrocyte implantation, the applicability of such technology in the treatment of new indications and disease states, the development and identification of new indications and usages for the Company’s products and procedures, and any and all other procedures and products associated or used with ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body.

1.5	“Confidential Information” means:

(a) All information, ideas, trade secrets and all other confidential and proprietary information of the Company, including without limitation any and all information relating in any manner whatsoever to the Field of Research or the Business of the Company, financial information of the Company, the terms and formats of the Company’s contracts and agreements, information pertaining to the Company’s methods of operation, processes, strategies and techniques, customer lists, customer information, and information relating to employees of the Company, including but not limited to employees’ identities, home and business telephone and pager numbers, and addresses;

(b) Provided that the information: (i) becomes known to Employee as a consequence of Employee’s employment with the Company, or was wrongfully obtained by Employee, regardless of whether the information became known to Employee during or after working hours, or whether the information came into the Company’s possession through the efforts of Employee or others; and (ii) is not readily available to the public; and

(c) The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law and extends beyond the definition of “trade secrets” as set forth in the Uniform Trade Secrets Act.

1.6 “Employee” means the individual signing this Agreement who is either currently employed by the Company or becoming an employee of the Company concurrently with the execution of this Agreement.

1.7 “Intellectual Property” means any and all ideas, Inventions, know how, improvements, discoveries, techniques, processes, original works of authorship, trade secrets and other subject matter developed or made by the Employee (solely or jointly with others) that may be protected, at least in part, by one or more of a patent, trademark, copyright, trade secret, trade dress or other legal protection in the United States or in any foreign country.

1.8 “Inventions” means any and all discoveries, concepts, ideas, whether patentable or not patentable, including but not limited to processes, methods, formulae, software,

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techniques, algorithms, cells, tissues, organs, cell cultures, cell parts, organisms, natural or non-naturally occurring genetic materials such as DNA constructs, products, such as proteins, antibodies and the like, that are derived from or produced using natural or non-naturally occurring genetic materials, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted or gains knowledge of as a result of the Employee’s employment by the Company.

1.9 “Competing Organization” means any Person engaged in or about to become engaged in research on, development of, production, marketing, selling of, or offering for sale a Competing Product.

1.10 “Competing Product” means any product, process, good or service of any Person other than the Company, in existence or under development, which competes directly with a product, process, good or service on or with which the Employee has worked for the Company or about which the Employee has Confidential Information.

1.11 “Work Product” means designs, drawings, software, photographs, plans, records, improvements, ideas and other subject matter relating thereto that is not considered by the Company to be Intellectual Property.

2. EMPLOYEE’S REPRESENTATIONS AND AGREEMENTS

2.1 Confidential Information and Goodwill: Solely as a result of employment with the Company, Employee will be given access to, become familiar with, and will acquire knowledge of the Company, its employees, operations, methods, sources of supply, financial information, the Field of Research, the Business of the Company and other Confidential Information of the Company. The Confidential Information has been and will continue to be developed through the Company’s investment of substantial time, effort and money. Employee recognizes that disclosure or use of Confidential Information for any purpose to any third party or Competing Organization would be greatly prejudicial and detrimental to the Company and would cause the Company to suffer immediate and irreparable injury. Employee further recognizes that Employee is in a position to unfairly convert or otherwise use the Company’s business and goodwill for use by Employee and a Competing Organization to produce, make, have made, sell, offer for sale, or import a Competing Product, and that such conversion or use would be greatly prejudicial to the Company, and would cause the Company to suffer immediate and irreparable injury.

2.2 Ownership of Employee Work Product: The Company and Employee agree:

(a) that the Company shall own in its entirety and have the entire right to use, made, have made, sell, offer for sale or import without the payment to the Employee of any royalty or amount or the provision of any consideration to Employee, other than continued employment of the Employee by the Company, all Work Product and all results of the performance by Employee of Employee’s duties and responsibilities as an employee of the Company. Employee specifically agrees that any Work Product made or

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conceived by Employee during the period of employment of Employee by the Company shall be delivered to and become the property of the Company; and

(b) that Employee is obligated to assign and will assign all right, title and interest in and to the Work Product to the Company, without the payment of any royalty or amount or the provision of any consideration to the Employee other than continued employment by the Company.

2.3 Employee Intellectual Property: Employee agrees that with respect to Intellectual Property made or conceived by the Employee, whether or not during the hour of Employee’s engagement or with the use of assistance of any Company facility, material, or personnel, either solely or jointly with others during Employee’s employment with the Company or within one year after termination of such employment, without payment, royalty or any other consideration to the Employee other than Employee’s wages or salary, therefore:

(a) The Employee shall inform the Company promptly and fully of all such Intellectual Property by written reports, setting forth in detail the procedures, steps, materials and the like employed and the results achieved. The Employee shall submit an invention disclosure report promptly after completion of any studies or research projects undertaken on the Company’s behalf, or funded at least in part by the Company, whether or not in the Employee’s opinion or view a given project has resulted in any Invention;

(b) The Employee hereby transfers, assigns and agrees to assign to the Company, without any royalty, payment or consideration other than Employee’s wages or salary which shall be considered full and adequate consideration, his or her entire right, title and interest in and to all Intellectual Property and to applications for United States and foreign patent applications and patents granted thereon and to any trademarks, trade dress or copyrightable material related thereto;

(c) The Employee agrees for himself or herself and his or her heirs, representatives, successors in interest, and assigns, upon request of the Company, at all times to perform such acts, such as providing testimony in support of the Employee’s inventorship and to execute and deliver promptly to the Company such papers, instruments and documents, without expense to him or her, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, maintain, enforce, reissue, extend or defend the Company’s worldwide rights in any Intellectual Property so as to secure to the Company the full benefits of the Intellectual Property and otherwise to carry into full force and effect the text and the assignment described above;

(d) The Employee warrants and represents to the Company that he or she is not subject to any agreement, government contract, government grant or university policy inconsistent with this Agreement. The Employee agrees not to conduct any research or other work subject to this Agreement other than at the Company’s facilities and further agrees not to use any such research facilities, materials or personnel of any university or other Person not rented, leased or otherwise hired by the Company in connection with such work; and

(e) The Employee acknowledges that any copyrightable work created by Employee during the period of Employee’s employment relationship with the Company shall be considered a work made for hire, and rights therein shall be the exclusive property of the Company as author and owner of the copyright in and to such work.

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2.4 Shop Rights: Notwithstanding any provision herein that may create greater rights, Employee acknowledges that the Company shall have the royalty-free right to use in its business, and to make, have made, use, sell, offer for sale or import products, processes and services derived from or related to any Intellectual Property or Work Product that are made or conceived by the Employee during his or her employment by the Company or with the use or assistance of the Company’s facilities or funded, at least in part, with Company funds.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: At no time, either during or after the termination of employment, shall Employee directly or indirectly obtain, disclose, reveal or use for Employee or any Person or Competing Organization, or aid others in obtaining, disclosing, revealing or using any Confidential Information of the Company, other than (a) as may be required in the performance of duties for the Company, (b) as authorized by the Company or (c) as may be required to comply with any court order or other legal requirement that purports to compel disclosure of such Confidential Information. All Confidential Information is and shall remain the sole property of the Company.

4. NONDISCLOSURE OF OTHER INFORMATION: The Company and Employee acknowledge and agree that:

(a) Employee may be aware of certain other confidential information of one or more third parties (the “Third Party Confidential Information”).

(b) The Company and Employee further acknowledge and agree that the Company has not requested that Employee disclose to the Company any Third Party Confidential Information and, in fact, the Company requires that Employee refrain at all times during the period of the employment relationship between the Company and Employee from using, disclosing or revealing to the Company any Third Party Confidential Information.

(c) Employee agrees that at all times during the period of the employment relationship between Employee and the Company, Employee shall refrain from using, disclosing or revealing to the Company any Third Party Confidential Information, except as may be required to comply with any court order or other legal requirement that purports to compel disclosure of such Third Party Confidential Information.

5. NON-SOLICITATION COVENANT: During Employee’s employment and for the one (1) year period following the termination thereof, Employee will not:

(a) directly, on behalf of Employee or for any other Person (other than the Company), hire, entice, induce, encourage or solicit, or attempt to hire, entice, induce, encourage or solicit any employee to leave the Company’s employ (other than by means of general solicitations not specifically directed or targeted at employees of the Company); or

(b) directly cause or attempt to cause any employee of the Company to become employed by any Person associated with a Competing Organization or engaged in the Business of the Company; or

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(c) solicit or accept business, directly or indirectly, related to product or services competitive with those of the Company, from any of the Company’s customers with whom the Employee has contact within one (1) year prior to Employee’s termination.

6. NON-COMPETE COVENANT: Employee agrees that for a period of one (1) year after termination of employment, Employee will not compete directly with the Company in the Field of Cartilage Regeneration and Repair. Competition includes, but is not limited to, the design, development, production, promotion, offering for sale or sale of product or services competitive with those of the Company in the Field of Cartilage Regeneration and Repair.

7. RETURN OF COMPANY PROPERTY AND CONFIDENTIAL INFORMATION: All records, files photo/videographic materials, customer lists, supplier lists, software, keys, equipment, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, relating to the Business of the Company (collectively “property”) that Employee receives, acquires, produces or has access to during employment, are the exclusive property of the Company. Upon termination of Employee’s employment, Employee shall return to the Company all property and all Confidential Information of the Company and all copies thereof in Employee’s possession or control regardless of how such property or Confidential Information is obtained or maintained. Notwithstanding the foregoing, the Employee may retain his address books/rolodex, compensation records and information relating to benefit plans in which Employee is a participant.

8. REMEDIES FOR BREACH: Employee agrees that any breach of this Agreement by Employee will cause the Company to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of the Agreement, the Company shall be entitled to seek and obtain enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without posting a bond or the requirement of any other guarantee, and any other form of equitable relief. Employee consents to the entry of such an order. This provision is in addition to and does not replace any other remedies the Company may have at law or in equity, including the right to receive monetary damages.

9. SURVIVAL; SEVERABILITY AND ENFORCEABILITY: This Agreement shall survive the termination of Employee’s employment with the Company. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. This Agreement is devisable and separable so that if any provision shall be held to be invalid, unlawful or enforceable, such holding shall not impair the remaining provisions. If any provision is held to be too broad or unreasonable in duration, scope or character of restriction to be enforced, such provision shall be amended or modified (including “blue pencilled”) to the extent necessary to legally enforce such provision to the fullest extent permitted by law. This Agreement, including the rights and obligations hereunder including all rights of enforcement, may be transferred and/or assigned to the Company.

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10. EMPLOYEE’S OPPORTUNITY OF INDEPENDENT REVIEW OF THIS AGREEMENT PRIOR TO EXECUTION: Employee acknowledges that he or she has been provided the opportunity by the Company to have this Agreement reviewed by an attorney or counsel of Employee’s own choosing prior to signing this Agreement.

11. APPLICABLE LAW: This Agreement shall be construed and governed for all purposes under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

12. ENTIRE AGREEMENT: This Agreement constitutes the entire understanding between the parties and supersedes all prior understandings, oral or written discussions and representations ever made, and agreements executed by Employee relating to this subject matter. No amendment, waiver or revocation of this Agreement shall be effective unless set forth in writing expressly stating the amendment, waiver or revocation and signed by Employee and an authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year noted above.

For: ADAM GRIDLEY	For: HISTOGENICS CORPORATION

/s/ Adam Gridley	By:	/s/ Garheng Kong, M.D., Ph.D.

4/28/2014	Chairman
Date	Title

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